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                                                                      EXHIBIT 99



FOR IMMEDIATE RELEASE
CONTACT: ERNEST J. SEWELL, PRESIDENT/CEO
PHONE: 336-342-3346
FAX: 336-634-4771
DATE: DECEMBER 22, 2000


                       FNB FINANCIAL SERVICES CORPORATION
                          ANNOUNCES INCREASED PROVISION


Reidsville, NC ----- FNB Financial Services Corporation (NASDAQ/NMS:FNBF), parent company of FNB Southeast, announced today that it plans to take a provision for loan losses expense totaling approximately $1.2 million in the fourth quarter of 2000. The move is being taken to increase the Bank's allowance for loan losses to approximately 1.25% of outstanding loans.

President and CEO, Ernest J. Sewell stated "As a part of our continuing evaluation of our loan portfolio, we have considered the impact of the slowing economy and are taking steps to shore up for potential declines. Although this provision will have a significant impact upon our fourth quarter earnings, we believe this is the correct step to prudently position the Bank."

Additionally, the Company expects to record higher noninterest expense in the fourth quarter due to various one-time period expenses incurred in the merger of its two subsidiary banks.

FNB Financial Services Corporation is a North Carolina bank holding company. The Company's subsidiary, FNB Southeast, is a North Carolina chartered commercial bank that currently operates 18 banking offices in North Carolina and Virginia. The bank is community oriented, characterized by local affiliations and personalized services, while at the same time providing customers with the financial sophistication and breadth of products usually associated with much larger regional banks.